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                                                                     EXHIBIT 3.1

                               BIRCH TELECOM, INC.

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION

                     (Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware)

         Birch Telecom, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify as follows:

         A. This Amendment amends the provisions of the Restated Certificate of Incorporation of the Corporation set forth below and was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

         B. The text of the Restated Certificate of Incorporation is amended as set forth below:


         1.       Article 4(A) is amended to read in its entirety as follows:

                  A. The total number of shares that the Corporation shall have the authority to issue is 208,403,275 shares. The total number of shares of common stock that the Corporation shall have authority to issue is 150,000,000 shares (the "Common Stock"), and the par value of each share of Common Stock is $0.001. The total number of shares of preferred stock that the Corporation shall have the authority to issue is 58,403,275 shares (the "Preferred Stock"), and the par value of each share of Preferred Stock is $0.001.

                           Effective upon filing of this Amendment to the
                  Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Date"), each share of Common Stock outstanding on the Effective Date, par value $.001 per share (the "Old Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified as and changed into 1.795 shares of the Corporation's Common Stock, par value $.001 per share (the "New Common Stock"), subject to the treatment of

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                  fractional share interests as described below. Each holder of a certificate or certificates that, immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to UMB Bank, n.a. (the "Transfer Agent") for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock formerly represented by such Old Certificates so surrendered and reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of any fraction of a share, the Corporation shall pay to the Transfer Agent or its nominee as soon as practicable after the Effective Date, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the stock split, the amount equal to the fair market value of the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next highest whole share) (the "Fractional Share Amount"). The fair market value of the fractional shares shall be determined in accordance with Article 4(C)(2)(i) of the Restated Certificate of Incorporation.

                           After the Effective Date and the receipt of payment
                  by the Corporation of the Fractional Share Amount, the Transfer Agent shall pay to the stockholders entitled to a fraction of a share their pro rata share of the Fractional Share Amount upon surrender of their Old Certificates. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates surrendered. In the event that a holder surrenders Old Certificates after the Effective Date but prior to the date on which the Fractional Share Amount is determined and paid to the Transfer Agent, the Transfer Agent shall carry forward any fractional share of such holder until the Fractional Share Amount is paid to the Transfer Agent. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all of his certificates for exchange, the Transfer Agent shall carry

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                  forward any fractional share until all certificates of that holder have been presented for exchange so that the payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer stamps to the Old Certificate surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

         2.       Article 5 is amended to read in its entirety as follows:

                  FIFTH: The Board of Directors shall have that number of Directors set out in the Bylaws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the Directors or stockholders of the Corporation, and, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the authorized number of Directors may be changed only by a resolution of the Board of Directors. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled only by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until the next annual meeting of the stockholders.

         3.       Article 6 is amended to read in its entirety as follows:

                  SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind Bylaws of the Corporation. Notwithstanding the foregoing, the bylaws may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least a majority of the outstanding voting stock of the corporation, voting together as a single class.

         4.       Article 7 is amended to read in its entirety as follows:

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                  SEVENTH: The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3), the extra director shall be a member of Class III and if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class III and the other shall be a member of Class II. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors of the Corporation on the date of this Amendment to the Restated Certificate of Incorporation shall each be assigned to a class at the time of this Amendment, and the directors assigned to Class I shall serve for a term ending on the date of the first annual meeting next following April 6, 2000, the directors assigned to Class II shall serve for a term ending on the date of the second annual meeting next following April 6, 2000, and the directors assigned to Class III shall serve for a term ending on the date of the third annual meeting next following April 6, 2000.

         In the event of any increase or decrease in the number of directors,
         (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the number of directors in the respective classes into conformity with the formula in this Article, as applied to the new number of directors.

         Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.

         The Board of Directors as existing on the date of this Amendment to the Restated Certificate of Incorporation is as follows:

                 Adam H. Clammer                        Class I
                 Mory Ejabat                            Class I
                 Thomas R. Palmer                       Class I
                 Henry H. Bradley                       Class II
                 Henry R. Kravis                        Class II
                 George R. Roberts                      Class II
                 James H. Greene, Jr.                   Class III
                 Richard A. Jalkut                      Class III
                 Alexander Navab, Jr.                   Class III
                 David E. Scott                         Class III

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         5.       Article 8 is amended to read in its entirety as follows:

                  EIGHTH: Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         6. The following Articles are added to the Restated Certificate of Incorporation and shall immediately follow Article 9 thereof:

                  TENTH: A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit.

                  If the Delaware General Corporation Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                  ELEVENTH: No action shall be taken by the stockholders except at an annual or special meeting of stockholders, except if such action is taken by unanimous written consent.

                  TWELFTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, the President of the Corporation, or a majority of the members of the Board of Directors, and such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of this Amended and Restated Certificate of Incorporation or any amendment hereto or any certificate filed under Section 151(g) of the Delaware General Corporation Law, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

                  THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the


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         manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to Article VI, VII, XI or XIII without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the Corporation, voting together as a single class.

                  FOURTEENTH: Each reference in this Amended and Restated Certificate of Incorporation to any provision of the Delaware General Corporation Law refers to the specified provision of the General Corporation Law of the State of Delaware, as the same now exists or as it may hereafter be amended or superseded.


         2. Such Amendment of the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The Board of Directors of the Corporation adopted a resolution by unanimous written consent approving this Amendment on March 30, 2000, declaring its advisability and calling for submission of such Amendment to the holders of the Corporation's Common Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock. The holders of the Corporation's Common Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock approved such Amendment by the written consent by the required number of such holders dated March 30, 2000. The capital of the Corporation will not be reduced under or by reason of such Amendment.

         IN WITNESS THEREOF, this Amendment to the Restated Certificate of Incorporation has been executed on behalf of the Corporation this 6th day of April, 2000.

                                           BIRCH TELECOM, INC.


                                           /s/ Gregory C. Lawhon
                                           Gregory C. Lawhon,
                                           Senior Vice President